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                                                                    Exhibit 99.1

                        JMXI, INC. ANNOUNCES DISSOLUTION
                      AND INITIAL LIQUIDATING DISTRIBUTION

NEW YORK, NEW YORK -- May 2, 2003 -- JMXI, Inc. (OTCBB: JMXI) announced today that it filed a Certificate of Dissolution with the Secretary of State of Delaware at the close of business on May 1, 2003. As a result of this filing, JMXI closed its stock transfer books and discontinued recording transfers and sales of shares of its common stock and ceased the trading of its common stock on the OTC Bulletin Board.

As previously announced, on April 22, 2003, JMXI's board of directors approved an initial cash liquidating distribution of $0.10 per share to holders of JMXI's common stock in accordance with the Plan of Dissolution and Liquidation approved by the stockholders of JMXI on July 31, 2002. The distribution will be paid on or about May 15, 2003 to stockholders of record on May 1, 2003.

After reduction for the initial cash distribution, all of JMXI's remaining assets and liabilities were transferred into the newly formed JMXI Liquidating Trust. The Liquidating Trust was formed for the sole purpose of winding up JMXI's affairs and the liquidation of its assets. JMXI estimates that the net assets (assets less liabilities and reserves expected to be needed to settle known existing and contingent liabilities) transferred to the Liquidating Trust were approximately $5.9 million.

All outstanding shares of JMXI common stock are automatically deemed cancelled. Stockholders of record as of May 1, 2003 will automatically receive an uncertificated interest in the JMXI Liquidating Trust, equal to their pro-rata ownership interest in JMXI. Interests in the Liquidating Trust will not be listed on any stock exchange and will not be exchangeable or transferable, except by operation of law. One or more subsequent distributions to holders of interest in the Liquidating Trust may be made during the course of, or upon the completion of, the wind down period as liabilities are settled and in accordance with Delaware law. Although the Company believes that the liquidation program described in its proxy statement of July 9, 2002 is achievable, there is no timetable for future distributions to holders of beneficial interests in the Liquidating Trust because of the contingencies inherent in winding up the Company's business and no assurances can be given as to the amount or timing of any distributions by the Liquidating Trust. The Liquidating Trust is administered by Wells Fargo Bank Minnesota, National Association, as the Liquidating Trustee.

The transfer of JMXI's assets and liabilities into the Liquidating Trust constitutes a distribution, in kind, to JMXI's stockholders. This distribution, together with the initial cash liquidating distribution, must be reported by record holders on their income tax returns for the year 2003. JMXI engaged Wells Fargo Bank Minnesota, National Association, as paying agent to make the initial cash liquidating distribution and such paying agent will cause Form 1099's to be issued to record holders of the cash and in kind distributions from JMXI.

For federal income tax purposes, stockholders of JMXI on the record date will be deemed to have received a pro rata share of the assets of JMXI transferred to the Liquidating Trust, subject

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to such stockholder's pro rata share of the liabilities of JMXI assumed by the
Liquidating Trust. Accordingly, each stockholder will recognize gain or loss in an amount equal to the difference between (x) the initial cash liquidating distribution plus the fair market value of such stockholder's pro rata share of the assets of JMXI that were transferred to the Liquidating Trust, subject to such stockholder's pro rata share of the liabilities of JMXI that were assumed by the Liquidating Trust and (y) such stockholder's adjusted tax basis in the shares of JMXI common stock held by such stockholder on the record date.

The Liquidating Trust is intended to qualify as a "liquidating trust" for federal income tax purposes. As such, the Liquidating Trust will be a complete pass-through entity for federal income tax purposes and, accordingly, will not itself be subject to federal income tax. Instead, for federal income tax purposes, stockholders of JMXI on the record date will be deemed to have received, and to have transferred to the Liquidating Trust, a pro rata share of the assets transferred by JMXI to the Liquidating Trust, subject to a pro rata share of JMXI's liabilities assumed by the Liquidating Trust, and will be subject to the same federal income tax consequences with respect to the receipt, ownership or disposition of such assets as if such stockholder had directly received, owned or disposed of such assets, subject to such liabilities. Accordingly, distributions, if any, of the Liquidating Trust's assets to beneficiaries of the Liquidating Trust will not be taxable to such beneficiaries, though beneficiaries will be required to take into account, in accordance with their method of accounting, a pro rata share of the Liquidating Trust's items of income, deduction, gain, loss or credit, regardless of the amount or timing of distributions to beneficiaries. On a yearly basis, the trustee will furnish to beneficiaries a statement of their pro rata share of the items of income, gain, loss, credit and deduction of the Liquidating Trust to be included on their tax returns. Stockholders of JMXI are urged to consult with their tax advisers as to the tax consequences to them of the establishment and operation of, and distributions, if any, by, the Liquidating Trust.

This press release contains forward-looking statements that predict or indicate future events that do not relate to historical matters. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan" and similar expressions are intended to identify forward looking statements. These statements are based upon a number of assumptions and estimates that are subject to significant uncertainties, many of which are beyond our control. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the following: the amount of money that will have to be paid to third parties in connection with the liquidation, the timing of the liquidation and dissolution activities, whether any claims are brought against JMXI or the Liquidating Trust that may reduce the amount of the liquidating distribution, whether the Liquidating Trust is able to settle outstanding liabilities in amounts that will enable to provide liquidating distributions to beneficiaries of the Trust.

You should also read the risk factors that are discussed in JMXI's periodic reports filed with the Securities and Exchange Commission, including the risk factors that are contained in JMXI's Form 10-Q for the quarter ended September 30, 2002. You should be aware that the risk factors contained in that Form 10-Q may not be exhaustive. Therefore, we recommend that you read the information in that 10-Q together with other reports and documents that we file with the SEC from time to time, including our Forms 8-K, which may supplement, modify, supersede or update

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those risk factors. JMXI assumes no obligation to update the forward-looking statements included in this press release.

For further information, please contact Timothy Mowdy, Wells Fargo Bank Minnesota, National Association, as trustee, at (612) 316-1445.